Exhibit 5.1

October 28, 2014

Fifth Street Asset Management Inc.

777 West Putnam Avenue, 3rd Floor

Greenwich, Connecticut 06830

Ladies and Gentlemen:

We are acting as counsel to Fifth Street Asset Management Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) of a registration statement (the “Registration Statement”) on Form S-8 relating to the registration of an aggregate of 7,500,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.01 per share, that may be issued by the Company pursuant to the Fifth Street Asset Management Inc. 2014 Omnibus Incentive Plan (the “Plan”). The Shares are to be issued by the Company upon grant, vesting or exercise of certain stock-based awards (the “Awards”) to be granted pursuant to the Plan.

As such counsel, we have participated in the preparation of the Registration Statement and have examined originals or copies of such documents, corporate records and other instruments as we have deemed relevant, including, without limitation: (i) the Amended and Restated Certificate of Incorporation of the Company in the form filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-1/A as filed with the Commission on October 9, 2014 (File No. 333-198613); (ii) the Amended and Restated Bylaws of the Company in the form filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-1/A as filed with the Commission on September 22, 2014 (File No. 333-198613); (iii) certain of the resolutions of the Board of Directors of the Company relating to the adoption of the Plan; and (iv) the Registration Statement, together with the exhibits filed as a part thereof and including any documents incorporated by reference therein.

We have made such examination of law as we have deemed necessary to express the opinion contained herein. As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Company. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion, assuming no change in the applicable law or pertinent facts, that the Shares have been duly authorized by the Company and, when and to the extent issued in accordance with the terms of the Plan and any applicable Award, including payment of the applicable exercise price therefor, will be legally issued, fully paid and non-assessable.

Beijing | Boca Raton | Boston | Chicago | Hong Kong | London | Los Angeles | New Orleans | New York | Newark | Paris | São Paulo | Washington, DC

October 28, 2014

This opinion is limited in all respects to the General Corporation Law of the State of Delaware, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction. The reference and limitation to the “General Corporation Law of the State of Delaware” includes all applicable Delaware statutory provisions of law and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP